EXHIBIT 99.1

MAGNITUDE RECEIVES FIRST INVESTMENT TRANCHE AND COMPLETES KIWIBOX ACQUISITION

Branchburg, New Jersey- August 20, 2007- Magnitude Information Systems, Inc. (Magnitude) (OTC Bulletin Board: MAGY) Magnitude today announced that on August 16, 2007, it completed the acquisition of Kiwibox Media, Inc, the leading U.S.-based, Teen Online Social Networking Website with 1.8 Million Registered Members. Magnitude's receipt of the first tranche of the $3 Million equity funding from the Swiss investment firm, Tell Capital AG, provided the funds to close the acquisition and commence the further development of the Kiwibox website and marketing plan.

"We're very excited to complete the acquisition of Kiwibox.com" stated Edward Marney, President & CEO of Magnitude. "With the financial commitment from Tell Capital", Mr. Marney continued, "we can now initiate Kiwibox's website re-launch plan." Placing credit where due, Mr. Marney observed that "Kiwibox has done an excellent job of establishing a firm position in the Teen Online Social
Networking space. With funding now in place Kiwibox.com will, for the first time, have the resources at hand to expand its website's entertainment/content marketing plan to attract new members and users in the ever-increasing Teen online market segment." Kiwibox was represented by Southridge Investment Group, a New York investment banking firm.

"Completing the merger and the first tranche of the funding", observed Lin Dai one of the Kiwibox founders, "lays the foundation for the growth and expansion of Kiwibox.com to become the dominant online social networking site for teens. Magnitude will provide the resources and support Kiwibox needs to deliver superior content and products to our audience in innovative and exciting ways."

About Kiwibox Media, Inc, a wholly owned subsidiary of Magnitude Information Systems Inc.

Initially launched in 1999, Kiwibox.com is a highly diverse online site designed specifically for Teens with over 1.8 Million members. Kiwibox.com successfully built its brand utilizing a unique "For Teens By Teens" design methodology, and since inception Kiwibox.com has been an industry leader in adopting user generated site content, delivering highly relevant Teen information (Entertainment, Fashion, etc.) and services such as Online Games and Messaging.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

Contact:  Magnitude Information Systems Inc.
Edward L. Marney, President and Chief Executive Officer
(772) 286-9292